Keryx Biopharmaceuticals, Inc. Announces Second Quarter 2006 Financial Results

Keryx to Host Investor Conference Call on Wednesday, August 9, 2006 at 8:30am EDT

NEW YORK, August 8, 2006 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX - News), a biopharmaceutical company focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer, today announced its financial results for the second quarter ended June 30, 2006.

At June 30, 2006, the Company had cash, cash equivalents, investment securities and interest receivable of $155.1 million.

The net loss for the second quarter ended June 30, 2006 was $17,828,000, or $0.41 per share, compared to a net loss of $5,952,000, or $0.19 per share, for the comparable quarter in 2005, representing an increase in net loss of $11,876,000. The increase in net loss was primarily attributable to a $5,556,000 increase in research and development expenses related to the Company’s SulonexTM pivotal Phase III and Phase IV clinical program.  The increase in net loss was also due to a $5,340,000 increase in non-cash compensation expense primarily related to the adoption of the Statement of Financial Accounting Standards (SFAS) No. 123R “Share-Based Payment”.

Commenting on the quarter, Michael S. Weiss, Keryx's Chairman and Chief Executive Officer, said, "The second quarter was a busy one in which we experienced great progress within the Company’s clinical programs. We announced positive results in both the Zerenex™ and KRX-0401 Phase II clinical programs and we continued active enrollment into the Sulonex™ Phase III and Phase IV programs. We look forward to continuing our aggressive clinical development programs as a way of creating long-term shareholder value.”

On Wednesday, August 9, 2006, at 8:30am EDT, the Company will host an investor conference call during which they will provide a brief financial overview on its second quarter financial results.

In order to participate in the conference call, please call 1-800-862-9098 (U.S.), 1-785-424-1051 (outside the U.S.), call-in ID: KERYX. The conference call also will be available for audio replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex™, previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex™, an oral, inorganic, iron-based compound that has the capacity to bind phosphate and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated serum phosphorous levels) in patients with end- stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release and made by our management on the conference call, particularly those anticipating future financial performance, clinical and business prospects for our lead drug candidates Sulonex, Zerenex and KRX-0401, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete cost-effective clinical trials for the drug candidates in our pipelines, including Sulonex, Zerenex and KRX-0401; we may not be able to meet anticipated development timelines for Sulonex, Zerenex or KRX-0401 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(Thousands of US Dollars, Except Share and Per Share Data)

Statements of Operations Information:
	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2006	2005	2006	2005
REVENUE:
Diagnostic revenue	$23	$--	$23	$--
Service revenue	224	126	336	283
TOTAL REVENUE	247	126	359	283

OPERATING EXPENSES:
Cost of diagnostics sold	19	--	19	--
Cost of services	98	161	269	342

Research and development:
Non-cash compensation	2,104	137	4,828	313
Other research and development	12,352	5,180	24,685	9,222
Total research and development	14,456	5,317	29,513	9,535

Selling, general and administrative:
Non-cash compensation	3,541	168	6,358	353
Other selling, general and administrative	1,860	699	4,505	1,344
Total selling, general and administrative	5,401	867	10,863	1,697

TOTAL OPERATING EXPENSES	19,974	6,345	40,664	11,574

OPERATING LOSS	(19,727)	(6,219)	(40,305)	(11,291)

OTHER INCOME:
Interest and other income, net	1,899	267	2,881	507

NET LOSS	$(17,828)	$(5,952)	$(37,424)	$(10,784)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.41)	$(0.19)	$(0.92)	$(0.34)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	43,117,656	31,528,862	40,608,571	31,503,469

Balance Sheet Information:
	(unaudited)
	June 30, 2006	December 31, 2005*
Cash, cash equivalents, interest
receivable and investment securities	$ 155,111	$ 100,733
Total assets	166,792	105,097
Accumulated deficit	(151,872)	(114,448)
Stockholders’ equity	155,807	94,678

* Condensed from audited financial statements.